IES INDUSTRIES INC.



                                        December 30, 1993
                                        Contact:  Colleen Dykes
                                                  319/398-7288

                                        Broadcast Line Actuality
                                        1-800-972-5321

              Iowa Electric/Iowa Southern Merger Complete

     CEDAR RAPIDS, IA---Iowa Electric Light and Power Co. and Iowa Southern Utilities Co. will merge to form IES Utilities Inc. (IESU). The merger will become effective December 31, 1993, as a result of the approval granted December 3, 1993, by the Federal Energy Regulatory Commission
(FERC). The merger application was filed June 4, 1993. The application was reviewed by several regulatory agencies including FERC and the Iowa Utilities Board.
     IES Utilities Inc. serves a total of 325,000 electric and 170,000 natural gas retail customers as well as 32 resale customers in more than 550 Iowa communities. IES Utilities Inc. is the principal subsidiary of IES Industries Inc. in Cedar Rapids.
     "We are pleased the merger has been completed in such a timely fashion," said Robert J. Latham, Vice President Corporate Affairs and Planning at IES Industries. "This merger will provide greater certainty for the future for IESU customers, employees and communities."
     Within five years, it is estimated that the merger will provide benefits of approximately $15 million annually, Latham said. The primary source of these savings is in electric generation and transmission planning.
     There are no proposed changes in natural gas or electric prices for customers as a result of this merger. Long-term expectations are for cost-based pricing among customers classes and aggressive promotion of energy efficiency and demand-side management programs. Any future price changes would require regulatory approval.
     "IES Utilities Inc. will continue to be a leader in economic development programs that promote the state of Iowa for new business and expansion of existing business," Latham said. IES Utilities will have an active environmental program, exemplified by its award-winning tree planting effort called Branching Out. Its demand-side management programs and energy efficiency incentives have also received recognition nationwide.
     Lee Liu will serve as Chairman and Chief Executive Officer of IES
Utilities.